Exhibit 10.2
MEXORO MINERALS LTD.
AMENDMENT NO. 1 TO THE
DEVELOPMENT AGREEMENT
This Amendment No. 1 to the Development Agreement (this “Amendment”) is made and entered into as of December 23, 2009, by and among Mexoro Minerals Ltd., a Colorado corporation (“Mexoro”), Sunburst Mining de Mexico S.A. de C.V., an entity organized under the laws of the United Mexican States (“Sunburst”), Minera Rio Tinto, S.A. de C.V., an entity organized under the laws of the United Mexican States (“MRT”) and Marje Minerals S.A., an entity organized under the laws of the United Mexican States (“Marje Minerals”). Capitalized terms used herein which are not defined herein shall have the definition ascribed to them in the Development Agreement, dated February 6, 2009, by and among the Company, Sunburst and MRT (the “Development Agreement”).
RECITALS
WHEREAS, subject to the terms and conditions of the Development Agreement, Sunburst has assigned to MRT a 60% ownership interest in the Cieneguita property (the “Cieneguita Property”), subject to a 75% interest in the net cash flows from the mining production of the Cieneguita Property that is available from the surface of the Cieneguita Property to a depth of fifteen meters (the “First Phase Production”).
WHEREAS, the Company and MRT seek to amend the Development Agreement to reflect Sunburst’s acquisition from MRT of a 6% ownership interest in the Cieneguita Property and a 1% interest in the net cash flows from the First Phase Production in exchange for $100,000 in cash and a reduction of the funds MRT is required to invest in the Bankable Feasibility Stage of the Cieneguita Property from $5,000,000 to $4,000,000.
WHEREAS, the Company previously entered into a securities purchase agreement and a security agreement with certain investors, pursuant to which the investors purchased an aggregate of $1,500,000 of secured convertible debentures from the Company (the “Debentures”).
WHEREAS, pursuant to the terms of the Debentures, the investors irrevocably agreed to convert an aggregate of $1,500,000 of the Debentures into a 10% ownership interest in the Cieneguita Property (which includes a 10% interest in the net cash flows from the First Phase Production).
WHEREAS, pursuant to an Acknowledgement and Agreement, Mario Ayub and MRT, two of the investors, have sold a portion of their ownership interests in the Cieneguita Property (an aggregate of 4% ownership interest in the Cieneguita Property, and 4% of the net cash flows from the First Phase Production) to Sunburst in exchange for $550,000 in cash, and the parties seek to amend the Development Agreement to account for these transactions.

WHEREAS, subsequent to the sale by Mario Ayub and MRT, the investors contributed as capital their remaining 6% ownership interest in the Cieneguita Property (and the net cash flows from the First Phase Production) to Marje Minerals.
WHERAS, the Company, Sunburst and MRT seek to add Marje Minerals as a party to the Development Agreement to account for their ownership interest.
AGREEMENT
NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and in the Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.	The Development Agreement is hereby deemed to be amended to add Marje Minerals as a party to the Development Agreement.

2.	Section 4.3(a)(10) of the Development Agreement shall be amended and restated in its entirety as follows:

“From the remaining amount, MRT shall retain 74% as consideration for the development of the contract, and the remaining 26% shall be paid (i) 6% to MARJE MINERALS and (ii) 20% to SUNBURST, by issuing corresponding invoices.”

3.	Section 5.6 of the Development Agreement shall be amended and restated in its entirety as follows:

“To take the CIENEGUITA PROJECT to Bankable Feasibility stage, MRT shall invest in the Project the amount of US$4,000,000 (FOUR MILLION DOLLARS, legal currency of the United States of America) (the “Threshold Amount”).”

4.	Section 5.7 of the Development Agreement shall be amended and restated in its entirety as follows:

“In the event the costs required for the Project to be in Financial Feasibility are less than the Threshold Amount, MRT shall invest the remainder of any funds comprising the Threshold Amount in any work necessary for site development, such that MRT will have invested an aggregate of US$4,000,000 (FOUR MILLION DOLLARS, legal currency of the United States of America).”

5.	The first paragraph and second paragraph of Section 5.8 of the Development Agreement shall be amended and restated in its entirety as follows:

“Once MRT makes an investment equal to the Threshold Amount and takes the CIENEGUITA PROJECT to Bankable Feasibility stage, the ownership structure of the CORPORATION shall be modified to be 54% owned by MRT, 6% owned by MARJE MINERALS and 40% owned by SUNBURST and the By-Laws of the CORPORATION shall be modified to restructure the BOARD OF DIRECTORS, which shall be 5 members (CHAIRMAN, SECRETARY, TREASURER, FIRST MEMBER AND SECOND MEMBER) to be heard and vote, 2 of whom shall be designated by MRT, 2 of whom shall be designated by SUNBURST and MEXORO, and 1 of whom shall be an industry expert mutually designated by MRT and SUNBURST and MEXORO.

If for any reason, MRT invests a total amount less than the Threshold Amount, MRT shall have its ownership interest in the CORPORATION reduced such that MRT’s ownership interest will be equal to (a) the product of (i) the amount invested by MRT, multiplied by (ii) 0.6, divided by (b) 5. The amount of any reduction in MRT’s ownership interest in the CORPORATION below 60% pursuant to this section will be referred to herein as the “MRT Reduction”. In the event of an MRT Reduction, SUNBURST’s ownership interest in the CORPORATION will be increased by an amount equal to the MRT Reduction.”

6.	Section 5.9 of the Development Agreement shall be amended and restated in its entirety as follows:
“(a)
In the event that the Threshold Amount has been invested by MRT, and the Bankable Feasibility Survey has not been prepared, and MRT and SUNBURST mutually determine that an additional investment is required (an “Additional Investment”), MRT, SUNBURST and MARJE MINERALS each agree to fund the Additional Investment on a pro rata basis in accordance with their respective ownership interests in the CORPORATION. For avoidance of doubt, as of the date hereof, SUNBURST would be required to fund 40% of the Additional Investment, MRT would be required to fund 54% of the Additional Investment and MARJE MINERALS would be required to fund 6% of the Additional Investment.

(b)
In the event that MRT, SUNBURST or MARJE MINERALS decide not to fund its pro rata portion of the Additional Investment within ten business days after a determination is made that the Additional Investment is necessary (the “Expiration Date”), then subject to Section 5.9(c), the non-contributing partner will have its ownership interest in the CORPORATION decreased by one percent (1%) for every $100,000 invested by a contributing partner. Notwithstanding the foregoing, the parties agree that in no event shall SUNBURST’s ownership interest in the CORPORATION be decreased below 25%.

(c)
In the event MARJE MINERALS does not fund its pro rata portion of the Additional Investment by the Expiration Date, then notwithstanding Section 5.9(b), SUNBURST shall have the right to fund all or a portion of the Additional Investment on behalf of MARJE MINERALS (the “Cover Amount”). In the event SUNBURST funds the Cover Amount, SUNBURST will be deemed to have acquired from MARJE MINERALS a one percent (1%) ownership interest in the CORPORATION for every $100,000 funded by SUNBURST (the “Acquired Ownership Interest”). Upon the payment of the Cover Amount by SUNBURST, MARJE MINERALS shall be deemed to have automatically transferred the Acquired Owernship Interest to SUNBURST. In the event that SUNBURST elects not to fund the Cover Amount within ten business days following the Expiration Date, then MARJE MINERALS will have its ownership percentage in the Cieneguita Property reduced as set forth in Section 5.9(b).”

7.	Section 8 of the Development Agreement shall be amended and restated in its entirety as follows:

“The contract herein my be terminated:
(a) By the mutual written consent of MRT and Mexoro;
(b) By MRT, if Mexoro or SUNBURST fail to comply with their respective obligations provided herein, in which case MRT shall provide Mexoro and SUNBURST written notice of the grounds for their non-compliance, and MRT shall have the right to terminate this contract if Mexoro and SUNBURST fail to correct such non-compliance within 30 days of their receipt of written notice from MRT.
(c) By Mexoro, if MRT fails to comply with its obligations provided herein, in which case Mexoro shall provide MRT written notice of the grounds for its non-compliance, and Mexoro shall have the right to terminate this contract if MRT fails to correct such non-compliance within 30 days of its receipt of written notice from Mexoro.”
8.	The Company, SUNBURST, MRT and MARJE MINERALS represent that they have the necessary authority to enter into this Amendment.

9.	This Amendment shall be binding upon, and inure to the benefit of, the parties hereto, their respective successors and legal representatives and their permitted assigns.

10.
Except to the extent expressly modified by this Amendment, all of the provisions of the Development Agreement shall remain in full force and effect, without modification or amendment and are ratified in all respects. This Amendment is limited by its terms and does not and shall not serve to amend or waive any provision of the Development Agreement except as expressly provided for in this Amendment.

11.
This Amendment, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed, interpreted, enforced and governed by and under the laws of the State of California applicable to contracts made and to be performed entirely in such state, without regard to its rules regarding conflicts of law provisions.

12.
This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which shall constitute one and the same instrument. The Parties need not sign the same counterpart.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Development Agreement as of date first written above.

MEXORO MINERALS LTD.
By:	/s/ George Young
	Name:	George Young
	Title:	President

SUNBURST MINING DE MEXICO S.A. DE C.V.
By:	/s/ Manuel Flores
	Name:	Manuel Flores
	Title:	Authorized Signatory

MINERA RIO TINTO S.A. DE C.V.
By:	/s/ Mario Ayub
	Name:	Mario Ayub
	Title:	President

MARJE MINERALS S.A.
By:	/s/ Mario Ayub
	Name:	Mario Ayub
	Title:	Authorized Signatory